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Exhibit 21.1

CLEAN ENERGY FUELS CORP. SUBSIDIARIES
as of December 31, 2010

Name of Subsidiary	State or Country of Incorporation or Organization
I.M.W. CNG Bangladesh Ltd.	Bangladesh
0884808 B.C. Ltd.	British Columbia
0886011 B.C. Ltd.	British Columbia
Clean Energy Compression Corp.	British Columbia
Clean Energy Fueling Services Corp.	British Columbia
Clean Energy	California
Clean Energy Construction	California
Clean Energy Finance, LLC	California
Clean Energy LNG, LLC	California
IMW Compressors (Shanghai) Co., Ltd.	China
IMW Colombia Ltd.	Colombia
Natural Fuels Company LLC	Colorado
Blue Energy General LLC	Delaware
Blue Energy Limited LLC	Delaware
CE Natural Gas Fueling Services, LLC	Delaware
Clean Energy & Technologies LLC	Delaware
Dallas Clean Energy McCommas Bluff, LLC	Delaware
Dallas Clean Energy, LLC*	Delaware
BAF Technologies, Inc.	Kentucky
Canton Renewables, LLC	Michigan
CE Fueling—Oklahoma LLC	Oklahoma
Clean Energy del Peru S.R.L.*	Peru
Blue Fuels Group LP	Texas
Clean Energy Texas LNG, LLC	Texas
DFW Airport CNG Fueling Partnership, LLP	Texas
TranStar Energy Company LP	Texas
IMW Industries, Inc.	Washington
M&S Rentals, LLC	Wyoming
Natural/Peoples LLC	Wyoming
Natural/Total LLC	Wyoming
Southstar LLC	Wyoming
Wyoming Northstar Incorporated	Wyoming

*
Own less than 100%

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  Exhibit 21.1
CLEAN ENERGY FUELS CORP. SUBSIDIARIES as of December 31, 2010